UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported)
May 31, 2006

AMKOR TECHNOLOGY, INC.
(Exact name of registrant as specified in its charter)

DELAWARE	000-29472	23-1722724

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
1900 SOUTH PRICE ROAD
CHANDLER, AZ 85248
(Address of Principal Executive Offices, including Zip Code)
(480) 821-5000
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.04 Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.
          On May 31, 2006, Amkor Technology, Inc. (the “Company”) gave notice to holders of its outstanding 10.5% Senior Subordinated Notes due 2009 (the “Notes”) that it has called $178,118,000 aggregate principal amount of the Notes for redemption on June 30, 2006. The Notes were issued pursuant to an Indenture, dated May 13, 1999 (as supplemented, the “Indenture”), between the Company and U.S. Bank National Association, as successor to State Street Bank and Trust Company, as trustee. The total aggregate principal amount outstanding of the Notes is $200 million.
          $178,118,000 principal aggregate amount of Notes will be automatically redeemed on June 30, 2006, at a price of $1,017.50 per $1,000 principal amount, plus accrued and unpaid interest from May 1, 2006 to the redemption date of approximately $17.21 per $1,000 principal amount, for a total redemption price of approximately $1,034.71 per $1,000 principal amount of Notes. No further interest will accrue on the redeemed Notes after June 30, 2006.
          On May 31, 2006, the Company issued a press release announcing the redemption of a portion of the Notes. A copy of the press release is attached as Exhibit 99.1 to this Current Report and is incorporated by reference herein.
ITEM 9.01 Financial Statements and Exhibits
(c) Exhibits.

Exhibit	Description
99.1	Press Release issued by Amkor Technology, Inc. on May 31, 2006, announcing the call for redemption of a portion of its 10.5% Senior Subordinated Notes due 2009.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 5, 2006	Amkor Technology, Inc.

/s/ Kenneth T. Joyce

Kenneth T. Joyce
Chief Financial Officer

Index to Exhibits

Exhibit	Description
99.1	Press Release issued by Amkor Technology, Inc. on May 31, 2006, announcing the call for redemption of a portion of its 10.5% Senior Subordinated Notes due 2009.